EXHIBIT 99.1

Hawk Corporation Announces $15.0 Million Stock Repurchase Program

CLEVELAND, Ohio – November 24, 2008 – Hawk Corporation (NYSE Alternext US: HWK) announced a plan to repurchase up to $15.0 million worth of the Company’s common stock.

The plan, which was approved by the Company’s Board of Directors, conditions share repurchases on the Company’s complying with covenants in its bank credit facility and senior note indenture.   The Company is in compliance with the covenants in its bank credit facility and its senior lender has consented to allow for the repurchase of up to $15.0 million of the Company’s common stock.  Currently, under the covenant formula applicable to stock repurchases in the indenture, the Company can repurchase $10.5 million of its common stock.

Under the program, the Company’s shares can be purchased from time to time in the open market, through privately negotiated transactions, a trading plan satisfying the safe harbor provisions of Rule 10b5-1 and Rule 10b-18 under the Securities and Exchange Act of 1934, or otherwise in accordance with securities laws and regulations.  The timing and amount of any repurchases will be determined by the Company’s management, based on its evaluation of market conditions, share price and other factors.  The Company has no obligation to repurchase shares under the repurchase program and the timing, actual number of shares to be purchased and the purchase prices to be paid by the Company will depend in part on market conditions during the program.  The Company has approximately 9.0 million shares outstanding.

The Company
Hawk Corporation is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction and mining equipment, farm equipment, recreational and performance automotive vehicles.  Headquartered in Cleveland, Ohio, Hawk has approximately 1,200 employees at 14 manufacturing, research, sales and international rep offices and administrative sites in 8 countries.

Forward-Looking Statements
This press release includes forward-looking statements concerning the Company’s intention to repurchase its common stock from time to time under its stock repurchase program. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements.

Actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Hawk’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2007, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact Information
Joseph J. Levanduski, CFO
(216) 861-3553
Thomas A. Gilbride, Vice President - Finance
(216) 861-3553

Investor Relations Contact Information
John Baldissera, BPC Financial Marketing
(800) 368-1217

Hawk Corporation is online at: http://www.hawkcorp.com/